SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_______________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 20, 2004

GRAND TOYS INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	0-22372	98-0163743
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1710 Transacanada Highway, Dorval, Quebec, Canada, H9P 1H7

(Address of Principal Executive Offices)	(ZIP Code)

Registrant's telephone number, including area code: (514) 685-2180

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events and Regulation FD Disclosure

On January 16, 2004, Grand Toys International, Inc.(the "Company") issued a press release (the "Press Release") announcing

...................... The text of the press release follows:

That as a result of Grand's decision to defer solicitation of proxies and its 2003 Annual Meeting of Shareholders, it received a Nasdaq Staff Determination on January 9, 2004 stating that Grand is not in compliance with the requirements for continued listing on Nasdaq as set forth in Nasdaq Marketplace Rules 4350(e) and 4350(g). As a result, Grand's common shares would be delisted from the Nasdaq SmallCap Stock Market. Grand has appealed the Nasdaq Staff Determination and the delisting of Grand's shares has been delayed pending the outcome of the hearing which Grand believes will take place in February 2004.

The Nasdaq Staff's delisting determination was expected and came after Grand requested a waiver of the requirements to solicit proxies and hold a 2003 Annual Meeting. Grand believes that it was acting in the best interests of its shareholders in deferring the Annual Meeting. During most of 2003, Grand was engaged in ongoing discussions regarding the previously announced proposed acquisition of Hong Kong-based Playwell International Limited from Centralink Investments Limited and the related reincorporation of Grand in Hong Kong. The acquisition, the reincorporation and the other transactions to be carried out in connection with the acquisition and the reincorporation, including the reconstitution of the Board of Directors of Grand, requires shareholder approval. As a result, Grand's Board determined to wait until the agreement with Centralink was finalized before soliciting proxies and holding Grand's 2003 Annual Meeting to avoid the expense of holding two meetings. This would have been the case if Grand held its Annual Meeting in late spring, as Grand has historically done.

The delisting determination resulted from the fact that the Centralink agreement took longer to finalize than originally anticipated. The agreement was not signed until mid November 2003 making it impossible to solicit proxies and hold the Annual Meeting in 2003 as required under the Nasdaq Marketplace Rules for continued listing. Grand is in the process of taking steps to hold the required 2003 Annual Meeting and will be in a position to hold the 2003 Annual Meeting in March 2004, before the approval of the Centralink transaction, if necessary. Although there can be no assurance that the Nasdaq hearing panel will grant Grand's request for continued listing, Grand believes that its reasons for delaying the Annual Meeting were justifiable and Grand remains hopeful it will be given additional time within which it can regain compliance with the requirements for continued listing on the Nasdaq SmallCap Stock Market.

The Nasdaq Staff also advised Grand that the proposed transaction with Centralink may trigger a requirement that Grand file an initial listing application and meet all of the initial inclusion criteria in order for Grand's ADRs to continue to be listed after the consummation of the transactions contemplated under the Centralink agreement. The Nasdaq Staff has also asked Grand to address this issue at Grand's hearing.

Grand entered into the agreement with Centralink because it believes that the acquisition of Playwell will result in Grand being a much larger, financially stable company. In addition, Grand believes that its association with Centralink will afford Grand access to capital which will further spur its growth. If an initial listing is required, on a proforma basis, when Grand is combined with Playwell Grand currently meets all of the requirements for initial listing on the Nasdaq SmallCap Stock Market with the exception of Nasdaq's $4.00 minimum bid requirement. Grand intends to closely monitor its stock price and is currently evaluating a variety of alternatives to deal with the minimum bid requirement.

In the event that Grand's appeal of the delisting determination described above is denied or is otherwise unable to meet the Nasdaq's requirements to be listed on the Nasdaq SmallCap Market, Grand's shares may continue to be listed on the OTC Bulletin Board. However. Grand is committed to having its shares listed on a national securities exchange, and the acquisition of Playwell is conditioned on Grand maintaining such a listing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRAND TOYS INTERNATIONAL, INC.

By: /s/ Tania M. Clarke

Tania M. Clarke

Executive Vice President and

Chief Financial Officer

Date: January 20, 2004